Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 15, 2005, relating to the financial statements of HPL Consolidation LP as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, appearing in the Annual Report on Form 10-K/A of Energy Transfer Partners, L.P. for the year ended August 31, 2005, and to the reference to us under the heading “Experts” in this Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

April 7, 2006